Exhibit 24(b)(8.46)

FIRST AMENDMENT TO SERVICE AGREEMENT

THIS FIRST AMENDMENT to the Service Agreement (the "First Amendment") is made and entered into as of the 29th day of July, 2005 by and between ING Life Insurance and Annuity
Company ("ING Life"), ING Financial Advisers, LLC ("ING Financial") (collectively the
"Service Provider"), Dodge & Cox, a California corporation ("Dodge & Cox") and Boston
Financial Data Services, Inc. ("Transfer Agent").

WHEREAS, ING Life, ING Financial, Dodge & Cox and Transfer Agent are parties to a
Service Agreement dated as of August 1,2002 (the "Agreement"); and

WHEREAS, the parties now desire to modify the Agreement to allow certain Plans to invest in the Funds indirectly through annuity contracts issued by ING Life ("Contracts"); and

WHEREAS, ING Life has established Variable Annuity Accounts B, C, D and F and may establish such other accounts as may be set forth in Schedule D attached hereto (the "Separate
Accounts") to serve as an investment vehicle for the Contracts;

NOW, THEREFORE, in consideration of the premises and mutual covenants and promises expressed herein, the parties agree as follows:

1) With respect to Plans that invest in the Funds indirectly through the Contracts,
ING Life represents that each of the Separate Accounts is a separate account under Connecticut
Insurance law and that it has registered or will register each of the Separate Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the
Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the
Contracts. Each Contract provides for the allocation of net amounts received by ING Life to a
Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate Account as underlying investment media.
Selection of a particular investment management company and changes therein from time to time are made by the Contract Owner or Participant, as applicable under a particular Contract.

2) The last paragraph on the bottom of page I of the Agreement is deleted and replaced with the following:

Service Provider and Dodge & Cox agree that, with respect to each Fund, a single omnibus account held in the name of an appropriately designated Nominee of each Plan shall be maintained for those Plan assets directed for investment directly in the Fund, and a single omnibus account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts (collectively, the "Accounts.") ING Life as issuer of the
Contracts or as service agent for the Plans, shall facilitate the purchase and redemption of shares of the Funds (the "Shares") with respect to the Accounts in accordance with the Agreement.

Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

ING FINANCIAL ADVISERS, LLC		ING LIFE INSURANCE AND ANNUTY
COMPANY
By:	/s/ Christina Lareau	By:	/s/ Laurie M. Tillinghast
Name:	Christina Lareau	Name:	Laurie M. Tillinghast
Title:	Vice President	Title:	Vice President

DODGE & COX		BOSTON FINANCIAL DATA
SERVICES, INC.
By:	/s/ Kenneth E. Olivier	By:	/s/ Carol Gilmartin
Name:	Kenneth E. Olivier	Name:	Carol Gilmartin
Title:	Executive Vice President	Title:	V. P.

Schedule D

For any additional separate accounts